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                              EMPLOYMENT AGREEMENT



This employment agreement (the "Agreement") is entered into effect as of July 16, 1998 (the "Effective Date"), by and between Heritage Commerce Corp (the "Company" or "Bank") and its wholly owned subsidiary, Heritage Bank of Commerce ("HBC") a California banking corporation and Lawrence McGovern (McGovern) on the following terms and conditions.

1.   Position

Mr. McGovern shall be the Executive Vice President and Chief Financial Officer
(CFO) of Heritage Commerce Corp. Mr. McGovern shall be subject to the direction of the CEO of the Company and, by extension, the Board of Directors of the Company.

The term "Bank" is intended to mean Company and/or any of its subsidiaries, as applicable. The term "Management" is intended to mean the CEO and/or, as applicable, those duly appointed management committees vested with decision-making authority of the Company. The term "Board" shall, unless more narrowly defined in the context of its immediate usage, mean any and all boards of directors with purview over the matter at hand.

The Parties agree that during the term of this Agreement, Mr. McGovern may serve as an executive level officer of the Company, HBC, or other subsidiaries of Company yet to be formed. Although Mr. McGovern's specific job description may change from time to time, the terms and conditions of the Agreement as defined in Sections 2 through 23 will remain in full force and effect.

The CFO will set a high standard of conduct, courtesy and concern of professional and personal discretion, responsibility, forthrightness and hard work. The CFO shall comply with all pertinent financial and accounting regulatory standards as may affect the Company.

The CFO during normal working hours shall devote his entire productive time, attention and energy to the business of the Company and shall perform in a manner and with such results as are consistent with his compensation and position. The CFO will, at all times, keep Bank Management informed of all financial and operational data which is relevant to the proper management of the Company and of his activities undertaken in the context of his role, including his activities in the community. He will be diligent in developing and maintaining useful contacts with members of industry, the legal, accounting, banking and investment banking communities and with vendors to the Bank of services relating to these areas.

The CFO will be responsible for contributing appropriately to the achievement of optimal profitability and for the safety and soundness of the Company.



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In addition to the above, Mr. McGovern's duties and responsibilities require that he shall:

     (a) perform his duties as CFO in accordance with the directives of management and in accordance with the objectives and/or policies of the Board;

     (b) exercise diligence with respect to the control of the costs of operation and other expenses directly or indirectly involving interests of the Company;

     (c) be responsible for budgeting, finance, accounting, planning and for forming and developing the accounting staff under his purview in a manner consistent with the Company's immediate needs and strategic goals;

     (d)  Manage the Company's liquidity position and investment portfolio;

     (e) be responsible for the day-to-day financial and accounting position of the Company; and

     (f) be responsible for providing timely and accurate financial reporting to management and to all appropriate regulatory agencies and outside auditors.

2.   Term.

The Term of this Agreement will be three years from the Effective Date hereof. At maturity, and annually thereafter, unless otherwise amended or terminated, this Agreement shall automatically renew for a term of one year. Upon the termination of Mr. McGovern's employment, neither he nor the Company shall have any further obligation to the other, except as set forth in Paragraphs 5, 10, 13, 16, 18, and 24 herein.

3.   Base Salary.

For the Term of this Agreement while he is an employee, the Company shall pay $125,000 per year ("Base Salary"), in accordance with the Company's normal payroll procedures, less appropriate withholdings, taxes and similar deductions. The Base Salary will be reviewed annually by the CEO and, at the CEO's discretion, the Personnel and Planning Committee of the Company. The Base Salary, as adjusted, shall be pro-rated for any partial year.

4.   Performance Bonuses.

From time to time, but not less than annually, subject to the discretion of the Board, the Company shall undertake, in good faith, to pay performance bonuses during the Term of this Agreement. The Company shall not be obligated to pay any specific amount pursuant to this paragraph. Mr. McGovern will be eligible for Performance Bonuses and the Company will, in good faith, pay Performance Bonuses in amounts that it deems reasonable on the basis of the criteria outlined herein. If Performance Bonuses are paid,

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the amounts of such shall be based on Mr. McGovern's overall performance and that of the Company, including such factors as profitability, deposit base, loan portfolio size and quality, adequacy of the loan loss reserve, the capital position of the Company and the satisfactory nature of regulatory examinations.

5.   Incentive Stock Options.

The Board of the Company has granted to Mr. McGovern, incentive stock options to acquire 30,000 shares of the Company's common stock pursuant to the Heritage Commerce Corp 1994 Tandem Stock Option Plan. The Board, in its discretion, may grant such additional options, as it deems appropriate in order to recognize performance and in order to provide Mr. McGovern with the incentive to sustain and enhance the operational performance of the Company in the future.

6.   Automobile Allowance.

During the Term of this Agreement, the Company shall pay Mr. McGovern a $350.00 monthly auto allowance.

7.   Medical Insurance.

The Company shall provide medical insurance to Mr. McGovern and his family with options and coverage consistent with those of the Company's group medical plan as in effect from time to time.

8.   Life Insurance.

The Company shall provide Mr. McGovern life insurance to the same extent the Company provides life insurance to its executive officers, which shall be not less than the amount provided upon Mr. McGovern's initial employment. He shall be entitled to designate the beneficiary of the life insurance provided by this section.

9.   Disability Insurance.

The Company shall provide Mr. McGovern long-term disability insurance to the same extent the Company provides such disability insurance to its executive officers.

10.  Indemnification by the Company.

The Company and Company will indemnify and hold Mr. McGovern harmless pursuant to the certain Indemnification Agreement dated October 7 1998, and executed by Mr. McGovern and the Company and also to the extent provided in the Company's by-laws for officers and directors.

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11.  Monthly Expenses Account.

Subject to the Company's Expense Reimbursement Policy, Mr. McGovern shall be reimbursed by the Company for his reasonable and necessary business expenses incurred in furthering the Company's interests, including automobile fuel used in the performance of this agreement. He will prepare and submit expense reports promptly.

12.  Vacation.

During the period of this Agreement, Mr. McGovern shall accrue vacation consistent with the personnel policy of the Company, but in no event at a rate of less than four weeks per year. In the event that while he is an employee, he receives any compensation in lieu of accrued vacation, such payment shall be considered cash compensation in addition to Base Salary and will not be included in severance calculations call for in Section 13.1, Termination without Cause, or in Section 13.2, Change of Control, hereunder.

13.  Termination and Severance.

Each party has the right to terminate Mr. McGovern's employment with the Company prior to the end of the Term specified in paragraph 2 with or without cause at any time. For purposes of this Agreement, cause shall arise if (i) he willfully breaches or habitually neglect the duties which he is required to perform under this Agreement, (ii) commits an intentional act that has a material detrimental effect on the reputation or business of the Company, or
(iii) he is convicted of a felony or commits any such act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of his duties under this Agreement. If the Company decides to terminate Mr. McGovern's employment for cause, the Company shall provide him with notice specifying the grounds for termination, accompanied by a written statement stating the relevant facts supporting such grounds. Upon termination of his employment for cause, he shall not be entitled to any further amounts except for the Base Salary accrued and unpaid vacation pay and any rights under the stock option plan earned through his last day of employment.

13.1 Termination Without Cause.

If the Company terminates Mr. McGovern's employment without cause, the Company will provide him as his full and final severance the following: (i) a lump sum payment within 10 days after termination date, equal to the annual Base Salary, annual auto allowance and Average Annual Performance Bonus, (as defined below) paid less normal payroll deductions, (ii) if he is covered under the Company's standard group medical and dental plan at the time of his termination, the Company will continue to provide equivalent coverage under C.O.B.R.A. for 12 months after the date of termination at no cost to Mr. McGovern; (iii) the Company will continue to provide life insurance (in amounts and with coverage equivalent to coverage provided immediately prior to his last day of employment) for one year at no cost to Mr. McGovern (thereafter, Mr. McGovern shall be responsible for such payments if he so chooses; and (iv) the Company will continue to provide disability insurance (in amounts and with coverage equivalent to coverage provided immediately prior to his last day of employment) for 12 months at no cost to Mr.

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McGovern (thereafter, Mr. McGovern shall be responsible for such payments if he so chooses); (v) the Company will reimburse Mr. McGovern for bona fide professional out-placement services, not to exceed $5,000.

13.2  Change of Control

In the event of a Change of Control, as hereafter defined, which results in Mr. McGovern's termination or in a material change in Mr. McGovern's compensation, benefits,title, responsibility or principal location, Mr. McGovern will be considered terminated without cause and will be entitled to the benefits and compensation described in section 13.1, Termination Without Cause, except that the amount payable under Section 13.1 (i) will be as follows: a lump sum payment within 10 days after termination date,equal to one and half times the aggregate of his annual Base Salary, annual auto allowance and Average Annual Performance Bonus paid, if any, less normal payroll deductions. A change of location shall be considered material only if it exceeds a change of more than 10 miles from 150 Almaden Blvd., San Jose, CA.

The term "Change in Control" shall mean the occurrence of any of the following events with respect to the Employer (with the term "Employer" being defined for purposes of determining whether a "Change in Control" has occurred to mean the Company, HBC or any parent bank holding company organized at the direction of the Company or HBC to own 100% of the outstanding common stock of the Company or
HBC): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under thee Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Employer or any stock exchange on which the Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Employer in which the Employer does not survive; (iii) any sale, lease, exchange,mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Employer, reflected in the most recent balance sheet of the Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Employer representing twenty-five (25%) or more of the combined voting power of the Employer's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "Change of Control" for purposes of the Agreement if the event which would otherwise come within the meaning of the term: "Change of Control" involves (i) a reorganization at the direction of the Employer solely to form a parent bank holding company which owns 100% of the Employer's common stock


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following the reorganization, or (ii) an Employee Stock Ownership Plan sponsored by the Employer or its parent holding company which is the party that acquires "control", as described above.

The term "Average Annual Performance Bonus," as used herein, shall mean the higher of (i) Mr. McGovern's annual performance bonuses averaged from the date of this Agreement or (ii) the average of his previous three annual performance bonuses excluding any year a performance bonus wage was not paid.

13.3 Voluntary Termination.

If Mr. McGovern decides of his own volition to terminate his employment under this Agreement prior to the end of the Term, the Company shall be entitled to, and he shall provide the Company with, one month's prior written notice; provided however, upon receiving such notice, the Company may terminate his employment immediately and pay him for the one-month period that the notice otherwise would have run, in addition to all other amounts then due and payable under this Agreement.

14.  Confidential and Proprietary Information.

Mr. McGovern agrees that all information, including but not limited to that which is directly or indirectly related to the Company's financial status, profitability, deposit base, portfolio size and quality as well as its customers and prospective customers is confidential and proprietary to the Company and that he will maintain such information as confidential. Mr. McGovern agrees that as a condition of employment, he will execute such form of confidentiality agreement as the Board may adopt from time to time for senior officers of the Company to the extent such agreement is consistent with Paragraph 14.

15.  No Conflicting Agreements.

Mr. McGovern represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Company does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation, any agreement relating to any proprietary information, knowledge or data acquired by him in confidence, trust or otherwise, prior to his employment by the Company to which he is a party or by the terms of which he may be bound. Mr. McGovern covenants and agrees that he shall not disclose to the Company, or induce the Company to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that he will disclose to the Company the term and subject of any prior confidentiality agreement or agreements he has entered into. Mr. McGovern further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement. Further, Mr. McGovern agrees that for a period of one year after payment of full and final severance, pursuant either to Section 13.1 (Termination Without Cause) or Section 13.2 (Change of Control), he will not directly solicit the services of any employee of the Company or directly encourage any employee to discontinue his or her employment with the Company.


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16.  Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Company and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Mr. McGovern, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

17.  Governing Law.

This Agreement shall at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents.

18.  Mediation.

Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this agreement between the parties, or concerning the subject matter of the agreement between the parties, each party specifically agrees to engage, in good faith, in a mediation process at the expense of the Company, complying with the procedures provided for under California Evidence Code, Sections 1115 through and including 1125 as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter. The parties understand and specifically agree that should any party(ies) to this Agreement refuse to participate in mediation for any reason, the other party(ies) shall be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter. Parties to this Agreement agree to use the American Arbitration Association model for any and all employment mediation.

19.  Advice to Seek Counsel.

Mr. McGovern acknowledges that the Company has advised his that this Agreement imposes legal obligations upon him and that he should consult with legal counsel with regard to this Agreement. The Company will bear the cost of legal review up to a maximum of $1000.

20. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first class postage paid. The applicable address for the Company is at its principal office in San Jose, attention to the CEO. Mr. McGovern's address shall be shown on the Company's records. Notices shall be deemed given when actually received, or three days after mailing, whichever is earlier.



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21.  Entire Agreement.

Except as provided in paragraph 8 and paragraph 10, this Agreement and any attachments hereto contain the entire agreement and understanding by and between the Company and Mr. McGovern and with respect to the subject matter herein, and no representation, promise, agreement or understanding, written or oral, not herein contained shall be of any force or effect. No modification hereof shall be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement, or shall be deemed a valid waiver of any of such provision at any other time.

If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement shall, nonetheless, continue in full force without being impaired or invalidated in any way.

22.  Headings.

The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

23.  Regulatory Approval.

In the event that any regulatory authority with jurisdiction over the Bank shall disapprove any provision of this Agreement, then the parties hereto shall use their best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

24.  Attorney's Fees Clause.

If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of any dispute or alleged breach, the fault or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief which they may be entitled to.

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IN WITNESS HEREOF, THE COMPANY AND MR. MCGOVERN HAVE DULY EXECUTED THIS
AGREEMENT AND IT IS EFFECTIVE AS OF THE DAY AND YEAR FIRST SET FORTH ABOVE.

HERITAGE BANK OF COMMERCE


By:   /s/ [SIG]                         Date:  2-19-99
    --------------------------                -------------

Title:  CEO
       -----------------------


HERITAGE COMMERCE CORPORATION


By:   /s/ [SIG]                         Date:  2-19-99
    --------------------------                -------------

Title:  CEO
       -----------------------


ACCEPTED BY:


/s/  LAWRENCE MCGOVERN                  Date:  2-19-99
------------------------------                -------------
   Lawrence McGovern




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